UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

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☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WE NEED YOUR VOTE!
Nikola Stockholders: Final Hours to VOTE For Proposal 2

•DEADLINE TO VOTE: 11:59 p.m., Eastern Time on Wednesday, June 29, 2022
•VOTE by phone at (855) 935-2562, if in North America, or 1-(207) 607-7123, if international
•VOTE online at www.proxyvote.com
•Proposal 2 will provide flexibility to support the growth of the business

PHOENIX – June 29, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, strongly encourages ALL stockholders to vote NOW for Proposal 2 before the Annual Meeting on Thursday, June 30, 2022.

Stockholders must ACTIVELY VOTE in advance of the voting deadline on Wednesday, June 29, 2022, at 11:59 p.m. Eastern Time, for their vote to count.

Approving Proposal 2 is very important. Nikola has 600 million common shares authorized. As of June 8, 2022, approximately 567 million are either issued or reserved/unissued or spoken for, leaving us with 33 million shares available for other purposes. That is why we are urging ALL stockholders to vote NOW for Proposal 2, which would allow Nikola to increase the authorized number of shares of the Company’s common stock to 800 million, providing flexibility to support the growth of the business.

Every vote matters. Stockholders as of the close of business on April 4, 2022, should vote their shares even if they no longer own them.

TAKE ACTION and VOTE NOW:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

The 2022 Annual Meeting of Stockholders will be held virtually on Thursday, June 30, 2022, at 9:00 a.m. Pacific Time at https://east.virtualshareholdermeeting.com/vsm/web?pvskey=NKLA2022 via live audio webcast.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960